Exhibit 99.1

NEWS RELEASE

Contact:     Jeremy W. Smeltser (Investors)

          704-752-4478

          E-mail: investor@spx.com

          Tina Betlejewski (Media)

          704-752-4454

          E-mail: spx@spx.com

SPX REPORTS FIRST QUARTER 2004 RESULTS

Revenues up 17%, Diluted GAAP EPS of $0.49

CHARLOTTE, NC — April 30, 2004 — SPX Corporation (NYSE:SPW) today reported results for the first quarter ending March 31, 2004. Revenue increased 17.3% to $1.31 billion from $1.12 billion in the year-ago quarter. Organic growth was 9.9% (4.0% of which resulted from the favorable impact of currency fluctuations). Diluted earnings per share were $0.49, compared with $0.11 ($0.50 from continuing operations) in the year-ago quarter. Free cash flow during the quarter was a negative $91.6 million, compared with $36.0 million in the year-ago quarter.

John B. Blystone, Chairman, President and CEO said, “In the first quarter, we experienced organic growth across all five segments, an encouraging sign of improving market conditions. Volume increases drove growth in the quarter and we expect that to continue, yet pricing remains very competitive in many of our end markets. During the quarter, margins were negatively impacted by rising commodity costs, higher pension costs and the expensing of restricted stock. Despite these challenges, we remain confident that we will achieve our previous 2004 guidance for GAAP earnings per share of $3.41 to $3.60, as well as our original free cash flow target for the year of 100-120% of net income.”

FINANCIAL HIGHLIGHTS

Revenues: Revenues for the first quarter 2004 grew 17.3% to $1.31 billion, compared to $1.12 billion in the year-ago quarter. Organic revenues (revenues excluding acquisitions and divestitures) improved 9.9%, compared to the 2003 first quarter. The strength of foreign currencies against the U.S. dollar had a favorable impact on organic revenues of approximately 4.0%.

Operating Margins: First quarter operating margins were 7.4%, compared to 8.6% in the year-ago quarter. The margin decrease was primarily attributable to commodity cost increases, higher pension expense recorded in 2004, an increase in stock compensation expense associated with restricted stock awards in 2004, and acquisitions completed in 2003 and the first quarter of 2004, which have historically lower margins than the existing business.

Diluted Earnings Per Share: First quarter 2004 diluted earnings per share were $0.49, compared to $0.11 in the 2003 first quarter ($0.50 from continuing operations). First quarter results in 2004 were adversely impacted by two non-operating items: $0.07 per share, or $8.1 million, for pension and stock compensation expense; and $0.03 per share, or $3.8 million, for SPX’s 44.5% share of a legal charge recorded at EGS, SPX’s joint venture with Emerson Electric.

Cash Flow: Free cash flow, a non-GAAP metric defined as cash flow from operations less capital expenditures, for the quarter was negative $91.6 million, compared to $36.0 million in the year-ago period. The decline was primarily due to working capital investments related to recent acquisitions and to support revenue expansion. To support the investments in working capital, the company continues to utilize working capital facilities, including non-recourse sales of certain trade receivables, which totaled $43.6 million in the first quarter of 2004. In addition, the company paid out $18.8 million in additional interest expense due to timing of payments, $18.4 million for U.S. federal taxes and $14.9 million in accrued legal fees, primarily associated with the December 2003 Microsoft patent win.

SEGMENT RESULTS

Technical Products and Systems

Revenues in the first quarter of 2004 were $310.4 million, compared to $262.1 million in the year-ago period, an increase of $48.3 million, or 18.4%. The increase includes 12.1% organic revenue growth in laboratory and life sciences and 11.4% growth in security and integrated building life-safety systems, coupled with strong demand for automated fare collection systems resulting from large municipal contracts. Organic revenues declined 13.3% in broadcast and communication systems and services, primarily due to a decline in revenues related to the move from analog to digital television broadcasting in the U.S.

Segment income was $35.1 million, or 11.3%, compared to $35.1 million, or 13.4%, in the first quarter 2003. The decrease in operating margins was primarily due to pension expense recorded in the first quarter, compared to pension income in the first quarter 2003, and higher selling, research and development expenses in 2004 for new product introductions at integrated building life-safety systems. In addition, the prior year quarter included a $2.5 million gain associated with a commercial contract settlement in laboratory and life sciences.

Industrial Products and Services

Revenues in the first quarter of 2004 were $370.4 million, compared to $340.2 million in the year-ago period, an increase of $30.2 million, or 8.9%. The increase includes organic revenue growth of 15.5% at compaction equipment, 8.0% at specialty engineered products, and 6.3% at power systems.

Segment income was $26.1 million, or 7.0%, compared to $28.9 million, or 8.5%, in the first quarter of 2003. Pricing pressure at compaction equipment and power systems resulted in lower segment margins in the 2004 first quarter. Dock Products experienced higher operating costs in the quarter, as a result of operating inefficiencies caused by a delay in the start-up of a new facility in Reynosa, Mexico. It is expected that this facility will be operating at full capacity within the next twelve months. First quarter segment margins were also adversely impacted by pension expense recorded, compared to pension income in the first quarter of 2003, and commodity cost increases. Segment income in the compact hydraulic tools business improved significantly in the first quarter 2004, compared to the prior-year period, due to organic revenue growth and completion of restructuring actions in this business.

Flow Technology

Revenues in the first quarter were $248.7 million, compared to $219.3 million in the year-ago period, an increase of $29.4 million, or 13.4%. The increase in revenues was primarily due to bolt-on acquisitions completed in 2003 and the first quarter of 2004, as well as 13.7% organic revenue growth at the boiler and hydronic products business.

Segment income was $31.8 million, or 12.8%, compared to $27.8 million, or 12.7%, in the first quarter of 2003. Segment income and margins were higher as a result of several factors, including increased revenues and restructuring actions completed in 2003, offsetting an acquisition completed in the first quarter of 2004, which has historically lower margins than the segment and commodity cost increases.

Cooling Technologies and Services

Revenues in the first quarter were $175.7 million, compared to $132.9 million in the year-ago period, an increase of $42.8 million, or 32.2%. The increase in revenues was largely a result of acquisitions completed in 2003. Organic revenue growth was 7.1%, primarily due to the stronger Euro versus the U.S. dollar, compared to the prior year, and strong demand for cooling technology products in Europe and Asia.

Segment income was $13.2 million, or 7.5%, compared to $15.5 million, or 11.7% in the first quarter of 2003. Segment income in the year-ago period included a $3.3 million gain associated with a commercial contract settlement. Segment margins declined primarily as a result of acquisitions completed in 2003, which have historically lower margins than the segment.

Service Solutions

Revenues in the first quarter of 2004 were $203.7 million, compared to $161.7 million in the year-ago period, an increase of $42.0 million, or 26.0%. Organic revenues grew 23.3% in the first quarter, primarily due to increased demand for dealer equipment services (“DES”), aftermarket mechanical tools, and original equipment tools in the U.S. and Europe.

Segment income was $14.2 million, or 7.0%, compared to $14.2 million, or 8.8% in the first quarter of 2003. Segment margins declined due to a change in product mix resulting from increased demand for DES and aftermarket mechanical tools, increased selling, general and administrative expenses to support new product launches, and pension expense recorded in the first quarter, compared to pension income in 2003.

OTHER FIRST QUARTER ITEMS

Dividend Policy: On February 25, 2004, the Board of Directors declared a quarterly dividend of $0.25 per common share payable to shareholders of record on March 11, 2004. The first quarter dividend, totaling $19.0 million, was paid on April 1, 2004.

Discontinued Operations: On April 7, 2003, SPX and CNT announced a definitive agreement resulting in the acquisition by CNT of all of the outstanding shares of SPX’s Inrange Technologies subsidiary for approximately $190 million in cash. The transaction closed on May 5, 2003, and SPX received approximately $149 million in net cash proceeds. For GAAP purposes, Inrange is treated as a discontinued operation. Inrange’s results for all periods and the loss on the sale net of tax, are consolidated on one line labeled “Loss from discontinued operations, net of tax” on the attached condensed consolidated statements of income.

Quarterly Calendar: Due to the company’s interim period fiscal calendar, the first quarter of 2004 included four additional working days as compared to the first quarter of 2003.

Form 10-Q: The company’s quarterly report on Form 10-Q for the period ended March 31, 2004 was filed today with the Securities and Exchange Commission. This press release should be read in conjunction with that filing, which is available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended March 31, 2004 and the company’s annual report on Form 10-K for the year ended December 31, 2003. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$583.6	$721.6
Accounts receivable, net	997.1	1,002.5
Inventories, net	745.1	652.3
Other current assets	94.7	87.9
Deferred income taxes	199.1	197.4

Total current assets	2,619.6	2,661.7
Property, plant and equipment	1,328.1	1,301.3
Accumulated depreciation	(591.4)	(566.6)

Net property, plant and equipment	736.7	734.7
Goodwill	3,012.4	2,932.4
Intangibles, net	627.2	619.2
Other assets	664.4	677.0

Total assets	$7,660.3	$7,625.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$572.2	$591.0
Accrued expenses	801.6	826.6
Short-term debt	106.2	87.9
Current maturities of long-term debt	36.4	24.8

Total current liabilities	1,516.4	1,530.3
Long-term debt	2,517.7	2,530.2
Deferred income taxes	843.5	850.8
Other long-term liabilities	682.0	644.1

Total long-term liabilities	4,043.2	4,025.1
Minority interest	2.1	2.4
Shareholders’ equity:
Common stock	893.9	878.1
Paid-in capital	940.4	897.2
Retained earnings	732.1	714.2
Unearned compensation	(91.4)	(40.7)
Accumulated other comprehensive income	212.4	207.2
Common stock in treasury	(588.8)	(588.8)

Total shareholders’ equity	2,098.6	2,067.2

Total liabilities and shareholders’ equity	$7,660.3	$7,625.0

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

($ in millions, except per share amounts)

	Three months ended March 31,
	2004	2003
Revenues	$1,308.9	$1,116.2
Costs and expenses:
Cost of products sold	939.9	785.7
Selling, general and administrative	266.3	222.8
Intangible amortization	3.4	2.3
Special charges, net	2.9	9.2

Operating income	96.4	96.2
Other (expense) income, net	(2.9)	2.0
Equity earnings in joint ventures	5.7	10.0
Interest expense, net	(41.5)	(45.2)

Income from continuing operations before income taxes	57.7	63.0
Provision for income taxes	(20.8)	(23.3)

Income from continuing operations	36.9	39.7
Loss from discontinued operations, net of tax	—	(31.3)

Net income	$36.9	$8.4

Basic income per share of common stock
Income from continuing operations	$0.50	$0.50
Loss from discontinued operations	—	(0.39)

Net income per share	$0.50	$0.11

Weighted average number of common shares outstanding	74.122	79.657
Diluted income per share of common stock
Income from continuing operations	$0.49	$0.50
Loss from discontinued operations	—	(0.39)

Net income per share	$0.49	$0.11

Weighted average number of common shares outstanding	75.958	79.915

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

($ in millions)

	Three months ended March 31,
	2004	2003
Cash flows from (used in) operating activities:
Net income	$36.9	$8.4
Loss from discontinued operations, net of tax	—	31.3

Income from continuing operations	36.9	39.7
Adjustments to reconcile income to net cash from operating activities—
Special charges, net	2.9	9.2
Loss on sale of assets	0.3	—
Deferred income taxes	8.0	6.1
Depreciation	26.8	28.6
Amortization of intangibles and other assets	4.0	2.6
Accretion of LYONs	4.3	5.9
Employee benefits	10.4	7.3
Stock-based compensation	4.7	1.4
Other, net	12.9	8.5
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	71.2	69.7
Inventories	(69.3)	(43.0)
Accounts payable, accrued expenses, and other	(185.3)	(64.4)
Cash spending on restructuring actions	(10.3)	(20.9)

Net cash (used in) from continuing operations	(82.5)	50.7
Net cash from discontinued operations	—	20.3

Net cash (used in) from operating activities	(82.5)	71.0
Cash flows from (used in) investing activities:
Proceeds from asset sales	12.0	0.5
Business acquisitions and investments, net of cash acquired	(57.5)	(157.3)
Capital expenditures	(9.1)	(14.7)

Net cash used in continuing operations	(54.6)	(171.5)
Net cash used in discontinued operations	—	(0.5)

Net cash used in investing activities	(54.6)	(172.0)
Cash flows from (used in) financing activities:
Additional debt borrowings	—	0.6
Repayments of debt borrowings	(36.1)	—
Net borrowings under other financing arrangements	18.4	6.7
Purchases of common stock	—	(48.7)
Proceeds from the exercise of employee stock options	35.8	—
Dividends paid	(19.0)	—

Net cash used in continuing operations	(0.9)	(41.4)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(0.9)	(41.4)

Net change in cash and equivalents	(138.0)	(142.4)
Consolidated cash and equivalents, beginning of period	721.6	541.3

Consolidated cash and equivalents, end of period	$583.6	$398.9

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF INCOME BY SEGMENT

(Unaudited)

($ in millions)

	Three months ended March 31,		%
	2004	2003
Technical Products and Systems (1)

Revenues	$310.4	$262.1	18.4%
Gross profit	117.2	103.5
Selling, general & administrative	80.2	67.4
Intangible amortization	1.9	1.0

Segment income	$35.1	$35.1	0.0%

as a percent of revenues	11.3%	13.4%

Industrial Products and Services

Revenues	$370.4	$340.2	8.9%
Gross profit	75.0	72.8
Selling, general & administrative	48.1	43.3
Intangible amortization	0.8	0.6

Segment income	$26.1	$28.9	(9.7%)

as a percent of revenues	7.0%	8.5%

Flow Technology

Revenues	$248.7	$219.3	13.4%
Gross profit	82.6	75.4
Selling, general & administrative	50.5	47.3
Intangible amortization	0.3	0.3

Segment income	$31.8	$27.8	14.4%

as a percent of revenues	12.8%	12.7%

Cooling Technologies and Services

Revenues	$175.7	$132.9	32.2%
Gross profit	42.1	34.4
Selling, general & administrative	28.5	18.6
Intangible amortization	0.4	0.3

Segment income	$13.2	$15.5	(14.8%)

as a percent of revenues	7.5%	11.7%

Service Solutions

Revenues	$203.7	$161.7	26.0%
Gross profit	52.1	44.4
Selling, general & administrative	37.9	30.1
Intangible amortization	—	0.1

Segment income	$14.2	$14.2	0.0%

as a percent of revenues	7.0%	8.8%

Total segment income	120.4	121.5
Corporate expenses	(16.4)	(14.7)	11.6%
Stock-based compensation	(4.7)	(1.4)
Special charges, net (1)	(2.9)	(9.2)

Consolidated operating income	$96.4	$96.2	0.2%

(1) Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW FROM CONTINUING OPERATIONS

(Unaudited)

($ in millions)

	Three months ended March 31,
	2004	2003
Net cash (used in) from continuing operations	$(82.5)	$50.7
Capital expenditures	(9.1)	(14.7)

Free cash flow (used in) from continuing operations	$(91.6)	$36.0

9

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

(Unaudited)

($ in millions)

	Three months ended 3/31/2004
Beginning cash	$721.6

Operational cash flow	(82.5)
Acquisitions	(57.5)
Capital expenditures	(9.1)
Proceeds from asset sales	12.0
Net borrowings / (payments)	(17.7)
Proceeds from the exercise of employee stock options	35.8
Dividends paid	(19.0)

Ending cash	$583.6

	Ending Debt 12/31/2003	Net Change	Acquisitions/ Currency	LYONs Discount Accretion	Ending Debt 3/31/2004
Revolver	$—	—	—	—	$—
Tranche A	208.1	(5.6)	—	—	202.5
Tranche B	891.0	—	—	—	891.0
LYONs, net of unamortized discount	640.8	—	—	4.3	645.1
7.5% Senior Notes	500.0	—	—	—	500.0
6.25% Senior Notes	300.0	—	—	—	300.0
Other	103.0	(12.1)	30.8	—	121.7

Totals	$2,642.9	$(17.7)	$30.8	$4.3	$2,660.3